Exhibit 99.2

Company Profile	September 2006
1360 Post Oak Blvd., Suite 2100 • Houston, TX 77056
713–629–7600 • www.quantaservices.com
Quanta Services, Inc.
(NYSE: PWR)
The Power of One
Leading Provider of Specialty Contracting Services
Overview & Key Points
•	As one of the largest specialty infrastructure contractors in the United States, Quanta is well positioned to capitalize on favorable industry legislation; the urgent need for the nation’s power grid to be expanded, upgraded and maintained; new telecommunications initiatives; and increasing infrastructure outsourcing trends.
•	Demand for electricity is expected to increase by more than 20%[1] by 2015, and utilities have made less than adequate investment in the nation’s power grid during the past few years. Quanta estimates that it will cost $100 billion to $200 billion over the next 10 to 15 years to expand, upgrade and maintain the nation’s power grid to meet current and future electricity demand.
•	The Energy Policy Act of 2005 (EPAct) was signed into law in August 2005. The EPAct is aimed at improving, among other things, the nation’s electric transmission capacity and reliability and promoting investment in the nation’s energy infrastructure. As a result, over the next twelve to twenty-four months, Quanta anticipates increased infrastructure activity by utilities as they prepare for the higher reliability standards and other requirements.
•	Quanta saw increased bidding activity in the telecommunications industry throughout 2005. New initiatives in 2006 reinforce the Company’s belief that spending is returning to certain pockets of the telecommunications industry – particularly related to fiber to the premise (FTTP) and fiber to the node (FTTN) initiatives.

(In Thousands, Except Per Share & % Data)
Market Data As of September 15, 2006
Price	$17.32
52 Week High/Low	$18.92 / $10.91
Avg. Daily Trading Volume (3 Mo.)	1,151.4
Shares Outstanding (As of August 1, 2006)	118,518
Equity Market Cap.	$2,052,740

Balance Sheet Data As of June 30, 2006
Cash & Equivalents	$309,521
Long-Term Debt*	$922
Convertible Sub. Notes	$447,023
Enterprise Value	$2,191,164

Long-Term Debt* / Equity	0.1%
LT Debt* & Convt. Notes / Equity	60.9%
LT Debt* & Convt. Notes / Total Cap.	37.9%
Net LT* Debt & Convt. Notes / Total Cap.	11.7%

*	Includes current maturities
•	Quanta’s customers are focused on optimizing operations, reducing costs and improving efficiencies in increasingly competitive markets. To that end, the industries Quanta serves continue to outsource the installation and maintenance of their networks to companies like Quanta to provide cost-effective turnkey network infrastructure solutions across a wide geographic area.
Founded in August 1997, with its IPO in February 1998, Quanta is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, broadband cable television, and specialty services industries. Quanta provides design, installation, repair, maintenance and emergency response services that assist customers in reducing costs, increasing operating efficiencies and network performance, and providing the best possible service to their customers.

[1]	Platts Research

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 1
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services, Inc. — Summary Financial Data
Summary Income Statement
(In Thousands, Except Per Share Data)

			First
	2004	2005	6 Mos. 2006
Revenues	$1,626,510	$1,858,626	$1,010,542
Cost of Services	1,445,119	1,601,878	870,739

Gross Profit	181,391	256,748	139,803

SG&A	171,537	188,203	88,915

Income from Operations	9,854	68,545	50,888

Interest Expense	(25,067)	(23,949)	(15,678)
Interest Income	2,551	7,416	6,015
Gain on Early Extinguishment of Debt	—	—	1,598
Other, Net	17	235	328

Income (Loss) before Income Tax Provision (Benefit)	(12,645)	52,247	43,151

Provision (Benefit) for Income Taxes	(3,451)	22,690	17,633

Net Income (Loss)	$(9,194)	$29,557	$25,518

Diluted Earnings (Loss) Per Share	($0.08)	$0.25	$0.21	(a)

Diluted Shares	114,441	116,634	141,827	(a)

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by an additional 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $4.5 million for an addback of related interest expense, net of tax.
Margin Analysis
(As a Percentage of Revenues)

			First
	2004	2005	6 Mos. 2006
Gross Margin (including depreciation expense)	11.2%	13.8%	13.8%
SG&A	10.6%	10.1%	8.8%
Income from Operations	0.6%	3.7%	5.0%
Income (Loss) before Income Tax Provision (Benefit)	(0.8)%	2.8%	4.3%
Net Income (Loss)	(0.6)%	1.6%	2.5%
Selected Historical Balance Sheet Data & Ratios
(In Thousands, Except Ratios)

			June 30,
	2004	2005	2006
Cash & Cash Equivalents	$265,560	$304,267	$309,521
Total Current Assets	700,036	831,010	862,515

Property & Equipment, Net	314,983	286,606	286,594
Goodwill & Other Intangibles, Net	388,620	388,357	388,226
Total Assets	1,459,997	1,554,785	1,580,830

Total Current Liabilities	221,058	258,071	248,576
Long-Term Debt, Net	21,863	7,591	0
Convertible Subordinated Notes	442,500	442,500	447,023
Total Liabilities	796,750	851,047	845,511
Stockholders’ Equity	663,247	703,738	735,319
Total Liabilities & Stockholders’ Equity	$1,459,997	$1,554,785	$1,580,830

Current Ratio	3.2	3.2	3.5
Long-Term Debt* / Stockholders’ Equity	4.2%	1.4%	0.1%
L.T. Debt* & Conv. Sub. Notes / Stockholders’ Equity	71.0%	64.3%	60.9%
Total Debt* / Capitalization	41.5%	39.1%	37.9%

*	Includes current maturities
Selected Historical Statement of Cash Flows Data
(In Thousands)

			First
	2004	2005	6 Mos. 2006
Net Cash Provided by Operating Activities	$144,080	$82,430	$32,487
Capital Expenditures	38,971	42,556	29,307
Free Cash Flow	$105,109	$39,874	$3,180
Depreciation & Amortization	$60,356	$55,406	$25,566
Historical Stock Data

			YTD*
	2004	2005	2006
High	$9.52	$14.97	$18.92
Low	$4.83	$7.18	$12.24
Avg. Daily Volume	750,916	942,747	1,201,638

*	As of September 15, 2006
Revenue by Customer Type — First 6 Months 2006
Historical Backlog Data* (In Billions) — At End of Period

*	Backlog represents the amount of revenue Quanta expects to realize from work to be performed over the next 12 months on uncompleted contracts, including new contractual agreements on which work has not yet begun.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 2
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006

This document is being published by Quanta Services in continuation of the Company’s goal to provide more disclosure and transparency to the investment community regarding Quanta’s operations, strategies, industry dynamics and conditions, etc.
Executive Summary & Selected Highlights
Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, broadband cable television and specialty services industries. Quanta was created to respond to the increasing need for the outsourcing of infrastructure services. That is, Quanta’s current and future customers are expecting, as they grow their businesses through mergers and increased outsourcing, specialty contractors to increase the scope of their service capabilities and geographic reach. Through its operating units located across the United States, Quanta provides design, installation, repair, maintenance and emergency response services that assist customers in reducing costs, increasing operating efficiencies and improving network performance.
The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded and in need of significant upgrades and maintenance to serve the country’s current and future power needs. Quanta estimates that it will cost between $100 billion and $200 billion over the next ten to fifteen years to expand, upgrade and maintain the United States’ transmission and distribution (T&D) system adequately. Prompted in part by the August 2003 blackout, the Energy Policy Act of 2005 (EPAct) was signed into law to, among other things, improve the nation’s electric transmission capacity and reliability and to promote investment in the nation’s energy infrastructure.
Quanta and the industries it serves have emerged from one of the most difficult operating environments in thirty years due to challenging economic and capital markets conditions and the collapse of the telecommunications industry from 2001 through 2003. However, Quanta’s customers have largely regained their financial strength and operational stability and their spending patterns have been improving. It may take some additional time before customer spending levels and Quanta’s margins return to normal levels, but both spending and margins have been trending upwards and Quanta believes its operating environment is headed in a positive direction. As favorable operating conditions and growth opportunities continue, there are several major trends that could generate long-term organic revenue growth opportunities of approximately 10-15% annually:
•	Increased spending due to utilities implementing provisions in the EPAct
•	Transmission and distribution network upgrade needs and new telecommunications network upgrade initiatives
•	Increased opportunities due to fiber-to-the premise (FTTP) and/or fiber-to-the-node (FTTN) initiatives
•	Higher capital expenditure levels resulting from Quanta’s customers’ improved financial condition
•	Quanta’s customers’ increased focus on their core business
•	Increased outsourcing of infrastructure services
Quanta remains focused on its operations and on maintaining a healthy financial position. Quanta has seen its end-markets experience increased stability and show signs of growth over the past year. As Quanta’s customers’ financial health has improved, these customers have been increasing investment in their infrastructure networks. Quanta is assuming industry trends will remain positive and expects to continue to improve margins and profitability through the course of the year. With $309.5 million of cash on its balance sheet as of June 30, 2006, Quanta believes it is well positioned, both financially and operationally, to capitalize on future growth opportunities in the industries it serves.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 3
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Table of Contents
(Noteworthy new or updated information in this edition versus the previous edition in bold)

Note: This Company Profile contains information provided by Quanta Services, Inc. and by other sources Quanta believes are reliable. Quanta cannot assure investors that any information obtained from other sources is accurate or complete.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 4
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services Company Overview
Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, broadband cable television, and specialty services industries. Through its operating units located throughout the United States, Quanta provides design, installation, repair, maintenance and emergency response services that assist Quanta’s customers in reducing costs, increasing operating efficiencies and improving network performance. The Company also provides a variety of specialty services such as energized energy services; inside electrical wiring; intelligent traffic networks; cable and control systems for light rail lines, airports and highways; and specialty rock trenching, directional boring and road milling for industrial and commercial customers.
Quanta was created to respond to the increasing need for outsourced infrastructure services. Quanta’s customers are expecting specialty contractors to increase the scope of their service capabilities and geographic reach as these customers grow their businesses through mergers and increased outsourcing. These requirements are a tall order for the average private specialty contractor, so in February 1998, Quanta became a publicly traded company to obtain additional capital to pursue a strategy of “smart growth” consolidation coupled with organic growth. This decision was driven by increased infrastructure services outsourcing trends and greater customer demands.
After its IPO, Quanta selectively acquired approximately 85 specialty contractors over several years to increase the scope of its services, expand its geographic reach and diversity, and enhance its future growth opportunities. Though initially focused on the electric utility industry, Quanta expanded into the telecommunications and broadband cable television infrastructure services industries as its core utility customers began expanding into those unregulated sectors and turned to Quanta to provide simultaneous electrical, telecommunications and broadband cable television infrastructure services.
Due to challenges in the telecommunications and broadband cable television sectors from 2001 through 2003, Quanta’s utility customers largely have ceased pursuing telecommunications and broadband cable television initiatives and have refocused on the electric and gas utility side of their businesses. Quanta believes that its customers’ operational refocusing and improved balance sheets coupled with favorable regulatory developments in the utility, telecommunications and broadband cable TV industries create a positive operating environment for Quanta.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 5
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Major Market Trends & Outsourcing Thesis
•	Energy Policy Act of 2005
•	Heightened Awareness of Network Upgrade Needs
•	Customers Focused on Core Business; Value of End-to-End Solutions
•	Increased Outsourcing of Infrastructure Services
Energy Policy Act of 2005
Signed into law in August 2005, the EPAct includes provisions designed to improve the nation’s electric transmission capacity and reliability and to promote investment in the nation’s energy infrastructure. The EPAct calls for a self-regulated reliability organization that will implement and enforce mandatory reliability standards on all market participants, with oversight by the Federal Energy Regulatory Commission (FERC). FERC is required to issue rules promoting capital investment to enlarge, improve and maintain the nation’s transmission facilities; provide a rate of return that attracts investment in transmission; and provide for recovery of costs of complying with the new mandatory reliability standards. As a result, over the next twelve to twenty-four months, Quanta expects many utilities to evaluate the condition of their infrastructure more closely and act on much needed upgrades to meet the higher reliability standards and ever increasing demand.
FERC is also authorized to issue permits for the construction or modification of transmission facilities within national interest electric transmission corridors when states fail to act in a timely manner or lack authority to issue permits. Quanta expects these new rules to lead to a streamlined permitting process, which should make investment in the nation’s transmission system more attractive.
The EPAct also modifies a longstanding barrier to effective competition by repealing the Public Utility Holding Company Act (PUHCA). The repeal of PUHCA is expected to attract new investors in this sector. These non-utility investors are likely to focus on reducing costs, while enabling utilities to focus on their core competencies. Quanta believes that the repeal of PUHCA may lead to increased interest in outsourcing solutions.
Heightened Awareness of Network Upgrade Needs
Due to challenging operating and capital market conditions, the collapse of the telecommunications industry from 2001 through 2003 and previous regulatory uncertainties, many service providers in the industries Quanta serves have not adequately invested in their networks. This has been a problem in the electric utility industry for many years, which was highlighted during the August 2003 power blackout. The collapse of the telecommunications industry from 2001 through 2003 resulted in nearly all telecommunications companies significantly reducing network maintenance and minimizing expansion plans for several years. These issues have created demand for general network maintenance as well as for new network development to handle demand and competition for new communications and entertainment services.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 6
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Need for Transmission & Distribution (T&D) Network Upgrade & Maintenance — Highlighted by Outages
For many years the electric power industry has not invested enough in its transmission and distribution networks to keep pace with electricity demand. The August 14, 2003 power blackout – the largest power blackout in North America’s history – highlighted the significant need for T&D network upgrade and maintenance. Due to the number of people impacted by the catastrophic failure of the United States. power grid, the event increased the nation’s awareness of what has been known in the power industry for many years: the nation’s electrical grid is old, overloaded and in need of significant maintenance and expansion to handle the country’s current and growing power needs.
Despite previous power blackouts since the 1960s that left tens of millions of people in the dark, expansion and maintenance of the grid has fallen short. As the country’s population has grown and technology has become a larger part of everyday life, generating capacity has increased nearly eight fold over the past ten years2 while demand for electricity has grown more than 20%3. However, transmission capacity over the last ten years has fallen by approximately 16% and is expected to decline by approximately 7% from 2003 to 20084.
While the August 2003 blackout was the worst in the nation’s history, it was not the first major blackout impacting North America, and unfortunately, may not be the last. The accompanying table lists examples of other major bulk electric system power outages that have hit North America. Note that this list excludes many past power outage events that also impacted many people, such as the rolling blackouts experienced in California during 2000 and 2001.
Each year there are smaller power outages that occur throughout North America. While these do not get significant media attention, they are more frequent than one would expect. The chart to the bottom right of the page depicts the number of power outages that occur versus the number of people the outage impacts. For example, the orange data point in the lower right hand corner of the graph represents the large outage of August 10, 1996, which affected more than seven million consumers in eleven western states and two Canadian provinces.

[2]	Cambridge Energy Research Associates

[3]	Energy Information Administration’s “Early Release of the Annual Energy Outlook 2004”.

[4]	“Expanding U.S. Transmission Capacity”, Eric Hirst, Ph.D., August 2000.
Examples of Major Bulk Electric System Power Outages

	States/Provinces	Customers
Date	Affected	Affected	Duration
11/9/1965	NY, CT, MA, RI, northern PA, northeast NJ, and Ontario, Canada	30 million people; over 20,000 MW of demand	Up to 13 hours

7/13/1977	New York City	9 million people; 6,000 MW of demand	Up to 26 hours

12/22/1982	West coast of US	+5 million people: over 12,350 MW of demand	NA

7/2/1996	AZ, CA, CO, ID, MT, NB, NV, NM OR, SD, TX, UT, WA,& WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	2 million (10% of customers in the Western Interconnection); 11,850 MW of demand	From a few mins. to several hours

8/10/1996	AZ, CA, CO, ID, MT, NB, NV, NM, OR, SD, TX, UT, WA, & WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	7.5 million people; 28,000 MW of demand shed by underfrequency load-shedding relays	Up to 9 hours

6/25/1998	MN, MT, ND, SD, & WI in the US; Ontario, Manitoba & Saskatchewan in Canada	152,000 customers; 950 MW of demand	19 hours

8/14/2003*	CT, MA, NY, VT, NJ, PA, OH, MI in the US; Ontario Provence in Canada	Approximately 50 million people 61,800 MW of electric load	Up to two days in some areas

Source: North American Electric Reliability Counsel & US-Canada Power System Outage Task Force

* Source: US-Canada Power System Outage Task Force: Causes of the August 14th Blackout
U.S. Power System Outages, 1991 — 2000

Source: IEEE Security & Privacy, September/October 2003, “North America’s

Electricity Infrastructure: Are We Ready for More Perfect Storms?”

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 7
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Telecommunications Network Maintenance & Upgrade Needs
As a result of the challenges faced by telecommunications companies in the early part of this decade, telecommunications networks have not been properly maintained over the last few years and network expansion has been minimal.
Telecommunications industry spending stabilized in 2004, and in the latter half of 2004, several significant new telecommunications initiatives were announced that require significant network expansion and upgrades. These new initiatives involve bringing fiber optic cable much closer to the end user: fiber to the home, fiber to the premise (FTTP) and fiber to the node (FTTN). Such initiatives, often referred to as FTTx, are being implemented by Verizon and AT&T (formerly SBC Communications), and municipalities have also become active in FTTx initiatives. These projects will increase telecommunications network spending by billions of dollars over the next five to ten years and should create favorable demand for the network installation and maintenance services Quanta provides.
Quanta experienced increasing demand for its services in 2005 related to FTTx initiatives and continues to see demand related to these initiatives year-to-date in 2006. Verizon confirmed that it had passed more than three million homes and businesses in 16 states by the end of 2005. Verizon also announced plans to pass an additional three million homes and businesses in 2006. In addition, AT&T announced plans to deliver Internet telephone service to 18 million homes by the first half of 2008, including the installation of more than 38,000 miles of fiber at an estimated cost of $4 billion. This fiber will deliver integrated Internet Protocol (IP)-based television, high speed Internet and voice and wireless bundles of products and services.
Customers Focusing on Core Business; Value of End-to-End Solutions
All of the industries Quanta serves are facing very competitive environments. After several years of challenging economic and capital market conditions, many companies in the electric and gas utility, telecommunications and broadband cable television industries have refocused their human and financial assets on core operations, operating efficiencies and prudent capital investment in their networks. The absolute dollar amount of network capital expenditures by Quanta’s customers declined from 2002 through 2004. However, conditions stabilized in 2005 and since then Quanta’s customers have begun to gradually increase spending on network maintenance and installation. Network spending has not returned to historically “normal” levels, but customer indications, bidding activity and other industry developments point to the return of a positive spending trend by the industries Quanta serves.
One way for Quanta’s customers to focus on core operations, operating efficiencies and prudent capital investment is to outsource non-revenue-generating functions, such as network infrastructure development and maintenance. Small owner-operated contractors are not as well positioned as Quanta to serve the broad range of needs that many utilities, telecommunications, and broadband cable television companies request. Further, service providers are reducing the number of vendors they deal with to reduce paperwork, bidding and vendor management costs, and time. Increasingly, the industries Quanta serves are looking for companies like Quanta that are able to provide a wide array of network infrastructure services on a national basis — on time and on budget.
Increased Outsourcing of Infrastructure Services
Challenging economic and capital market conditions, stiff competition among peers, focus on efficiencies, and the need to enhance and maintain the lifeblood of their business – their networks – are causing companies in the electric and gas utility, telecommunications, and broadband cable television industries to

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 8
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
increase the amount of network infrastructure work outsourced to specialty contractors like Quanta Services.
Quanta estimates that annual outsourced infrastructure spending in the primary industries Quanta serves is in excess of $30 billion. Quanta further estimates that the electric power and natural gas industry typically outsources approximately 30%-40% of its infrastructure work to specialty contractors, the telecommunications industry typically outsources approximately 50%-60% of its infrastructure work, and the broadband cable television industry typically outsources approximately 70%-80% of its infrastructure work to specialty contractors. As economic, capital market and operating conditions have generally improved for Quanta’s customers, they have begun to return to more normalized levels of investment in their networks. As a result, Quanta’s annual addressable market opportunity and the amount of work that is outsourced should grow.
In addition to service providers outsourcing elements of their network installation and maintenance activities, Quanta believes there is significant opportunity in its customers completely outsourcing the operation and maintenance of their network infrastructure (utilities, telecommunications and broadband cable television companies alike). In fact, Quanta is the only specialty contractor to successfully develop and implement a complete infrastructure outsourcing program with an electric utility.
Puget Sound Energy was one of the first utilities to announce that it would progressively outsource 100% of its infrastructure operations and maintenance functions. Puget Sound Energy considered twelve different companies for this vital task and chose Quanta for both electric and gas infrastructure outsourcing initiatives. Today, Quanta is managing all electric and gas construction for new residences and businesses in Puget Sound’s Washington service area, as well as managing all related inventory and materials. Under Quanta’s management, productive work hours have increased by at least one hour per day, a 30% cost savings over historical numbers is projected, and service levels continue to improve. Puget Sound Energy and Quanta forged new ground with this outsourcing. As it has proven successful, more companies are seriously examining a complete outsourcing model.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 9
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Massive Need for Transmission & Distribution Upgrades & Maintenance
The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded, and needs significant upgrades and maintenance to serve the country’s current and future power needs. With a concerned public and 50 million angry northeastern constituents, politicians began taking the grid’s most spectacular failure seriously, as is evident with the passage of EPAct.

Source: Platts Research
The challenge the industry faces is not one of a shortage of electricity and generating capacity, but capacity constraints and bottlenecks for transmitting and distributing the electricity to the end user. The map above depicts the nation’s major transmission lines and identifies key capacity constraints. As indicated, there are a troubling number of key transmission capacity constraints. As indicated by the charts below, while demand for electricity has grown over 20% over the past decade, transmission capacity has fallen by approximately 16% and is expected to decline further by approximately 7% from 2003 to 2008. It is believed the EPAct will help to reduce transmission constraints and reliability.
Normalized Transmission Capacity
(MW Miles/MW Demand)

Source: Edison Electric Institute: U.S. Transmission Capacity: Present Status & Future Prospects

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 10
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Net Electricity Generation to Grid
vs. Electricity Consumption

Source: Energy Information Administration: Annual Energy Outlook 2006
Quanta estimates that it will cost between $100 billion and $200 billion to significantly upgrade and maintain the United States transmission and distribution (T&D) system over the next ten to fifteen years. The Edison Electric Institute estimates that more than $6 billion will be invested in transmission by integrated and stand-alone transmission companies in 2006. According to Platts Research, currently there are more than 700 proposed transmission projects totaling over 23,700 miles being planned.
According to Platts, before the August 2003 blackout there was $27.5 billion worth of T&D projects beginning in 2004 with completion by 2008. The discrepancy between the amount of earmarked projects before the blackout versus the significant amount that is estimated as necessary to meaningfully upgrade the nation’s T&D infrastructure illustrates the magnitude of the electric power industry’s underinvestment in its T&D infrastructure over the years. Prior to the August 2003 blackout, R.J. Rudden Associates estimated that bringing spending in line with forecast demand would require a 25% annual increase in transmission spending and a 50% annual increase in distribution spending (see data on following page).
The majority of the nation’s T&D infrastructure was built shortly after World War II, is over 50 years old in many cases, and is beyond its useful life. The table below illustrates the number of poles installed annually by a particular electric power utility. While the identity of the specific utility is concealed, the chart illustrates an investment pattern that is typical for the average United States electric utility. The vast majority of the grid system was installed from 1945 to the late 1970s. With these assets already past or rapidly approaching the end of their useful life, as depicted in the chart below, significant demand now exists for pole repair and replacement going forward based on past T&D investment.
# of Poles Installed By Year — Representative of the Typical Electric Utility
Implied Demand for Pole Replacement & Repair for the Typical Electric Utility
Electric utilities have underinvested in their T&D infrastructure for three primary reasons: (1) uncertainty regarding the final terms of the Federal Energy Regulatory Commission’s (FERC) standard market design proposal, (2) the inability to recover investment costs in T&D investment under state imposed rate freezes, and (3) lack of capital to invest as a result of energy trading losses, telecommunications business investments and other financial pressures.
With the enactment of the EPAct in 2005, many regulatory uncertainties have been cleared up and utilities have begun to analyze their T&D infrastructure in light of new reliability requirements as well as new regulations that make investment in their networks more attractive and easier to complete. In fact, a number of aspects of the EPAct have already been implemented and utilities are responding accordingly. Further, improved economic conditions and stronger utilities’ balance sheets have better positioned utilities to invest in their T&D networks.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 11
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
It is troubling that investment in T&D infrastructure has declined over the years while demand for electricity has meaningfully increased. Coupled with the fact that much of the nation’s T&D infrastructure is 50 years old, it is apparent that the power industry is increasingly relying on aging assets. This is a recipe for significant future problems as power demand increases on an aged and overloaded grid.
Deflated T&D Expenditures in Year 2000 Dollars
($ in Billions)

	1985-1989	1990-1994	1995-1999	2000-2004
Transmission
Spending in Period	$14.5	$16.2	$13.2	$16.2
Replacement Spending Required	12.2	19.1	21.9	21.4
Net New Spending (Deficiency)	$2.3	($2.9)	($8.7)	($5.2)

Distribution
Spending in Period	$53.8	$56.6	$49.1	$33.5
Replacement Spending Required	37.0	45.6	49.1	46.8
Net New Spending (Deficiency)	$16.8	$11.0	$0.0	($13.3)
The table to the right depicts adjusted historical utility T&D expenditures and suggests that (1) capital spending has not been sufficient to replace old transmission assets and (2) sufficient spending has not been earmarked to replace aging distribution assets in the future. As the graphs and data show, utility investment in the expansion and maintenance of T&D assets has lagged behind what is needed.
Transmission System
Expanding and improving current T&D assets to meet current and future power demand is a daunting task. Further complicating the issue, the demand for electricity is expected to continue to grow at a healthy rate for the next few decades as (1) the country’s population expands and (2) we become increasingly dependent on technology, which requires power. The good news is utilities have increased spending on transmission lines after a period of declining spending. Based on data depicted below, it is anticipated that utilities will meaningfully increase annual transmission spending through 2008 and beyond.
Distribution System

Engineering News Record Construction Index used as deflator.

Source: R.J. Rudden Associates, Inc.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 12
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
% of Electricity Revenue Reinvested in Construction

Source: Edison Electric Institute: “Meeting U.S. Transmission Needs”
Actual & Planned Transmission Investment by
Integrated & Stand Alone Transmission Companies
The Handy-Whitman Index of Public Utility Construction Costs used to adjust for inflation from year-to-year. Data represents shareholder-owned electric utilities. * Planned total industry expenditures estimated from 95% response rate to EEI’s Electric Transmission Capital Budget & Forecast Survey as of 5/05. Actual expenditures from EEI’s Annual Property & Plant Capital Investment Survey and FERC Form 1s.
The map below illustrates the estimated demand for electricity by state in the United States from 2003 to 2014. Platts estimates that overall electricity demand in the United States will grow in excess of 20% over this period. Areas such as California and the northeastern United States are expected to have 40%-55% increases in electricity demand over the period. Both of these areas have had major blackouts and brownouts in the past few years.
The electric utility industry finds itself in the position of playing catch-up from underinvestment, needing to replace and repair a significant amount of its legacy distribution network, and properly plan for future electricity demand. The August 2003 blackout caught the attention of utilities and politicians, and was a catalyst for the adoption of the EPAct in August 2005. Quanta expects the EPAct to lead to increased infrastructure investment by utilities over the next twelve to twenty-four months. As one of the largest specialty electrical infrastructure contractor in the country, Quanta is well positioned to meet the needs of its customers and to benefit from future increases in T&D network investment by the electric utility industry.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 13
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services Operations Overview
For the three months ending June 30, 2006, revenues generated by customers in the electric power and natural gas industries accounted for approximately 66% of revenue, telecommunications and broadband cable television for approximately 17% and ancillary for approximately 17%. For the year 2005, revenues generated by customers in the electric power and natural gas industries accounted for approximately 67% of revenue, telecommunications and broadband cable television for approximately 15% and ancillary for approximately 18%. For the year 2004, revenues generated by customers in the electric power and natural gas industries accounted for approximately 65% of revenue, telecommunications and broadband cable television for approximately 17% and ancillary for approximately 18%.
Quanta estimates that annual infrastructure spending in the primary industries Quanta serves is in excess of $30 billion. Of that, Quanta estimates that the six largest public and private specialty contractors serving these combined industries only account for 15% or less of the market. Quanta estimates that it commands the largest portion of this estimated 15% share, but it is less than 5% of the total addressable market. The balance of the market is served by smaller, typically private companies. With its broader scope of services, greater financial and organizational resources, and superior work force, Quanta believes it has significant opportunities to increase its market share over time. Quanta estimates that currently approximately 30%-40% of electric and gas infrastructure work is outsourced, 50%-60% of telecommunications infrastructure work is outsourced, and 70%-80% of broadband cable television infrastructure work is outsourced.
As the accompanying charts depict, the percentage of revenues Quanta derived from the telecommunications and broadband cable television industries for the first six months of 2006 was significantly less versus the year 2001. This is primarily due to the historic collapse of the telecommunications market and a challenging operating environment in the broadband cable television market from 2001 through 2003. During that period, nearly all of Quanta’s telecommunications and broadband cable television customers experienced operating and financial challenges, and a number of Quanta’s telecommunications and broadband cable television customers filed for bankruptcy. As a result, capital expenditures and overall network investment by the telecommunications and broadband cable television sectors during that period declined significantly versus levels in the late 1990s and early 2000, and also relative to normal historical levels. Expenditures in the telecommunications and broadband cable TV sector have stabilized and are beginning to increase.
Revenue by Customer Type — Year 2001
Revenue by Customer Type — Six Mos. 2006

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 14
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta believes the effects of the historic downturn of the telecommunications industry from 2001 through 2003 have passed, and the industry has stabilized and is selectively pursuing growth opportunities. There are several telecommunications initiatives currently in discussion and underway by several government organizations, wire line carriers and wireless carriers that are providing Quanta with growth opportunities, in particular FTTx initiatives. Quanta believes these initiatives will continue through 2006. However, Quanta currently does not believe these opportunities are indicative of an overall return to historical network investment levels by the telecommunications industry as a whole.
As the industries Quanta serves continue to gain strength and gradually increase network spending, the Company has begun to see gross margins improve. In fact, Quanta has been experiencing improved margins on new work and believes that margins could continue to improve through the balance of the year.
Quanta is unique from its competitors because it has a diversified network infrastructure service offering for its customers and a diversified customer base. For the second quarter of 2006, Quanta’s largest customer accounted for approximately 6% of revenues. For the second quarter of 2006, Quanta’s top ten and top twenty customers accounted for approximately 34% and 50% of revenues, respectively. This diverse customer base reduces Quanta’s reliance on any one customer in a given period and is one reason why the Company was able to remain financially healthy through the tumultuous telecommunications downturn over the past few years.
Quanta has low customer concentration...

	For Most Recent Fiscal Quarter
	Largest	Top 5	Top 10	Top 20
	Customer	Customers	Customers	Customers

Dycom Industries	23%	61%	+70%	+70%
MasTec	34%	62%	76%	+76%
InfraSource	18%	NR	54%	NR
Quanta Services	6%	23%	34%	50%
Source: Form 10-Qs filed with the SEC and company documents
... and a high quality, diversified customer base
Quanta’s Top 20 Customers for the Quarter Ending 6/30/06
1	Puget Sound Energy

2	Southern California Edison

3	Verizon

4	Lower Colorado River Auth.

5	CenterPoint Energy

6	San Diego Gas & Electric

7	American Electric Power

8	AT&T

9	BellSouth

10	Pacific Gas & Electric

11	Xcel Energy

12	Intermountain Rural Electric

13	Ericsson

14	United Power

15	Crosstex Energy Services

16	Alabama Power

17	Kenny Construction

18	Florida Power & Light

19	Georgia Power

20	Alltel
Quanta’s backlog at the end of the second quarter of 2006 was approximately $1.335 billion, which is the amount of revenue it expects to realize from work to be performed over the next twelve months on uncompleted contracts, including new contractual agreements on which work has not begun. Quanta’s backlog at the end of the second quarter of 2006 of $1.335 billion was up from backlog at the end of the second quarter of 2005 of $1.200 billion, and up versus backlog of $1.295 billion at the end of 2005. Approximately one third of Quanta’s revenues are typically derived from strategic alliances the Company has with various customers, engineering firms, manufacturers, distributors, and others.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 15
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Historical Backlog Data* (In Billions) — At End of Period

*	Backlog represents the amount of revenue Quanta expects to realize from work to be performed over the next 12 months on uncompleted contracts, including new contractual agreements on which work has not yet begun.
It is important to understand that Quanta’s business is typically influenced by seasonal factors. These factors include influences due to weather, capital expenditure spending patterns, bidding seasons, and holidays. Typically, Quanta’s revenues are lowest in the first quarter of the year because cold, snowy or wet conditions cause delays. The second quarter is typically better than the first, as some projects begin, but continued cold and wet weather can often impact second quarter productivity. The third quarter is typically the best of the year, as a greater number of projects are underway and weather is more accommodating to work on projects. Revenues during the fourth quarter of the year are typically lower than the third quarter but higher than the second quarter. Many projects are completed in the fourth quarter and revenues often are positively impacted by customers seeking to spend their capital budget before the end of the year; however, the holiday season and inclement weather sometimes can cause delays.
Electric Utility Infrastructure Services
Quanta performs a complete range of specialty contracting installation, maintenance and repair services for the electric utility industry. Types of electric utility customers include investor-owned utilities (IOUs), independent power producers (IPPs), rural electric associations (REAs) and federal, state and municipal agencies.
As the largest specialty electric power contractor in the United States, Quanta has some of the most experienced contractors and employees in the industry. In fact, a number of the companies that are now part of Quanta contributed to the original build-out of the national transmission and distribution system over 70 years ago.
Quanta has the ability to handle any electrical infrastructure need for its customers. From project-based engineering and construction of a multi-state, several hundred mile, high voltage transmission line and substation system to complex underground distribution networks, Quanta can handle every size and scope of power project. In fact, there are more than 200,000 miles of overhead electrical lines and thousands of miles of underground electrical cable that have been built and/or are maintained by Quanta Services.
Some of Quanta’s power infrastructure services capabilities include:
•	Design-build or engineer-procure-construct (EPC) services

•	Construction and maintenance of transmission lines from 69kV to 765 kV

•	Installation and maintenance of all kinds of distribution facilities

•	Substation engineering and construction

•	Energized installation, maintenance and upgrades utilizing proprietary robotic arm, barehand and hotstick methods

•	Emergency power restoration

•	Power and control cable pulling, splicing, terminating and testing

•	Joint electric, gas and telecommunications installations, and much more

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 16
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Energized Services
One of Quanta’s significant competitive advantages on the power side is its unmatched expertise and capabilities in the field of energized services. Quanta’s energized services and techniques enable Quanta to perform a wide variety of installation, maintenance, rebuild and repair services to almost all parts of an electric network while the network remains energized, without service interruption. Unique to Quanta’s specialty electrical service offering is its exclusive, patented LineMasterTM Robotic Arm. Quanta owns the United States rights and the exclusive right to use the LineMaster Robotic Arm for more than the next 10 years. The LineMaster Robotic Arm is used in the construction, maintenance, repair, and improvement of energized T&D lines and substation facilities, and can reduce project completion times by more than 50% versus traditional methods. The telescoping robotic arm temporarily supports live power lines to allow repair or replacement of transmission poles, cross-arms, insulators, etc., while maintaining an energized connection. Importantly, this capability prevents Quanta’s customers from having to shut down a portion of the power grid to allow work to be done, eliminating downtime costs and angry consumers.
Hotstick & Barehand – Hotstick and barehand techniques also enable crews to work on lines without interrupting the customer’s power supply. Quanta uses hotsticks to move conductors, install fuses, and open and close switches. For more intricate repairs, Quanta’s crews use barehand techniques in which live-line workers wear specially designed protective gear that enables them to work at the same electrical potential as the line. Quanta’s employees performing energized services are hand-selected, experienced journeymen, each of whom have completed more than 120 hours of specialized barehand training and annual, recurrent training to be “energized certified.”
Barehand crews can safely handle and efficiently repair live lines up to 765kV. On one project, Quanta used barehand techniques to repair a nuclear plant’s 345kV substation switches in one day without shutting down the reactor. This saved the utility an estimated $10 million – the cost associated with shutting down the reactor, making repairs, returning it to operation and making spot market power purchases during the down time.
Coupling the LineMaster Robotic Arm technology with Quanta’s barehand and hotstick methods provides a complete energized solution that increases efficiency, reliability, levelization, and safety.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 17
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Energized Services Case Study
Kansas City Power & Light (KCP&L) was experiencing transmission congestion on its LaCygne-Stilwell Line, representing a major bottleneck for members and customers of the Southwest Power Pool (SPP) who rely on the line for service. Since the line was vital to the service needs of KCP&L and the SPP, taking the line out of service for any extended period of time for upgrades would have proved extremely disruptive in the form of lost revenue, power outages, and angry customers.
Since the line was built in 1972, KCP&L had done a number of system augmentations including substation enhancements at either end of the line as well as installing monitoring equipment that provided incremental capacity as power demand grew over the years. However, as KCP&L looked for additional capacity enhancements for the line, it became clear that KCP&L would have to rebuild or upgrade the line to truly solve its capacity problem.
The advent of a high-temperature conductor, or ACSS (aluminum conductor steel supported), meant that the ACSS could carry twice the load of the conductors KCP&L was using on the line, and that if the 345-kV line could be reconductored with the ACSS, KCP&L could use the existing H-frames supporting the line. If this were able to be done while the line remained energized, the line’s capacity problem would be solved and customers would not experience any service disruption.
Because of Quanta’s unmatched expertise in energized services, proprietary tools and work methods, KCP&L approached Quanta to work toward a rebuild solution on the LaCygne-Stillwell Line. Quanta worked with KCP&L and developed a plan predicated on reconductoring the line while energized. At that time, Quanta had worked on many energized projects for KCP&L, but none of this magnitude.
To do the job, Quanta used the Equal Potential Stringing Method, which isolated the working area and the conductor being pulled, used proprietary processes, tools and equipment to solve complicated issues and completed the project – all while the line remained in service. The project ran smoothly and was completed a month ahead of schedule, a major accomplishment given the snow and mud experienced at the start of the project in February and spring rains and storms in May.
In summary, Quanta and KCP&L broke new ground with this project in solving transmission congestion problems and upgrading conductors in an energized state. The project was completed ahead of schedule in under five months and cost less than $8 million. Had the line been replaced using traditional installation methods, the project would have taken longer, required the line to be shut down for periods at a time, been significantly more costly, and been disruptive to customers.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 18
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Natural Gas & Pipeline Services
Like the electric power industry, the continued growth of the natural gas industry is expected to generate significant activity, including the development of new pipelines and expansion or upgrades of current systems. Natural gas consumption in the United States is expected to rise significantly over the next two decades. Industry sources estimate that the United States needs 263,000 miles of distribution pipelines and another 38,000 miles of large diameter transmission pipelines. With the implementation of new legislative mandates requiring more structured and regular maintenance and monitoring of systems, there has been a sharp increase in demand for gas and pipeline services.
Quanta’s services include the assessment, development, maintenance, and expansion of natural gas pipelines. Quanta delivers a comprehensive set of solutions for the natural gas and pipeline industries, including surveying, designing, installing, maintaining, and repairing and testing for all systems and methods of transmitting natural gas. This includes transmission and distribution pipelines, gathering systems, compressor stations, and meter stations.
Quanta also provides services for:
•	Corrosion protection and rehabilitation

•	Permit and right-of-way acquisition

•	Directional drilling

•	Computer aided drafting

•	Material specifications and acquisition
Telecommunications Network Services
Quanta is equipped to provide a complete scope of services to the telecommunications industry for both wire line and wireless services and is well positioned to capitalize on the demand for services related to FTTx initiatives. Quanta’s telecommunications customers include incumbent local exchange carriers (ILECs), long-distance carriers, rural telecommunications providers, competitive local exchange carriers (CLECs), wireless carriers, and others. Quanta not only configures telecommunications networks, but also provides the services to design, install, operate, test and maintain them. Quanta has the capabilities to install and maintain fiber optic networks across the country, through mountains, valleys and prairies, to businesses, buildings and homes, telephones and modems. From route selection to positioning of the product, Quanta’s telecommunications network services group provides a turnkey solution.
➢	Outside Plant Services – Both overhead and underground:
•	Plant design, engineering and construction drawings

•	Right-of-way acquisition and permitting

•	Overhead and underground installation, maintenance and repair of fiber optic and copper cable

•	Cable splicing and testing
➢	Inside Plant Services – Starting with plant design, construction drawings and permitting, Quanta’s inside plant services encompass all elements of network integration. From riser installation to horizontal cabling, pathway construction and ongoing maintenance, including installation, cable splicing and materials procurement. Quanta’s inside plant services can serve single or multiple site needs.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 19
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
➢	Central Office – Quanta’s central office services cover complete engineering, furnish and install (EF&I) needs nationwide. Quanta installs equipment designed by the industry’s leading manufacturers. In fact, Quanta is certified to install the vast majority of the equipment telecommunications customers require.

➢	Wireless – From monopole erection to orientation and sweep testing, Quanta provides wireless clients with design, build, and maintenance services as well as data transmission, project management and permitting processes associated with construction. Quanta crews construct cellular, digital, PCS, microwave and other wireless telecommunications towers and mobile switching offices.
Broadband Cable Television Services
Quanta designs, installs, maintains and repairs entire residential and commercial broadband cable television networks using both analog and digital technology. Quanta’s experience in the latest broadband, telephony and data technologies, coupled with its inside and outside plant capabilities, enable Quanta to seamlessly handle all phases of a network’s lifespan – from design and installation to upgrade and maintenance projects. Likewise, Quanta’s ability to design and install all types of broadband cable industry systems – coaxial, fiber optic and hybrid systems – provides customers with a reliable resource for all potential needs. Quanta’s scope of services supports advanced technologies including frame relay, SONET, Dense Wave Division Multiplexing (DWDM), and MPEG. From DSL, ADSL and HDSL to video-on-demand, voice-over-IP or a full headend facility, Quanta can do it all.
Quanta’s broadband cable network services include:
•	System and plant engineering

•	Equipment installation, activation and testing

•	Inside wiring, splicing and testing

•	Permit and utility coordination

•	Site preparation including rock trenching, directional drilling and mass excavation

•	Rack installation, overhead and floor cable and fiber trays, and much more
Specialty Services
In addition to the comprehensive services previously described, Quanta provides a number of specialty services, many of which have applications and customers that span the electric and gas utility, telecommunications, and broadband cable television industries. Quanta’s specialty services capabilities include:
•	Pipeline transfer and bulk storage facilities

•	Intelligent traffic networks including signals, controllers, message signs, and closed circuit monitoring

•	Light rail tower installation, specialty wiring and ground wires

•	Piping, tankage and control for airport fueling systems

•	Wind generation facilities

•	Rock trenching, directional drilling and road milling

•	Vegetation control and tree trimming

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 20
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Understanding Gross Margins
It is important to understand how various factors — some controllable, some not — impact Quanta’s gross margins on a quarterly or annual basis. Quanta’s gross margin is gross profit expressed as a percentage of revenues. Cost of services consist primarily of salaries, wages and benefits to employees, depreciation, fuel and other equipment expenses, equipment rentals, subcontracted services, insurance, facilities expenses, materials and parts and supplies.
Seasonal and Geographical. Seasonal patterns can have a significant impact on gross margins. Generally, business is slower in the winter months versus the warmer months of the year. This can be offset somewhat by increased demand for electrical service and repair work resulting from severe weather. In addition, the mix of business conducted in different parts of the country will affect margins, as some parts of the country offer the opportunity for higher gross margins than others.
Weather. Adverse or favorable weather conditions can impact gross margins in a given period. For example, it is typical in the first quarter of any fiscal year that parts of the country may experience snow or rainfall that may negatively impact Quanta’s revenue and gross margin. In many cases, projects may be delayed or temporarily placed on hold due to inclement weather. Conversely, in periods when weather remains dry and temperatures are accommodating, more work can be done, sometimes with less cost, which would have a favorable impact on gross margins. In some cases, strong storms or hurricanes can provide Quanta with high margin emergency service restoration work, which generally has a positive impact on margins.
Revenue Mix. The mix of revenue derived from the industries Quanta serves will impact gross margins. Changes in Quanta’s customers’ spending patterns in each of the industries it serves can cause an imbalance in supply and demand and, therefore, affect margins and mix of revenue by industry served.
Service and Maintenance versus Installation. In general, installation work has a higher gross margin than maintenance work. This is because installation work is often obtained on a fixed price basis which has higher risk than other types of pricing arrangements. Quanta typically derives approximately 50% of its revenue from maintenance work, which is performed under pre-established or negotiated prices or cost-plus pricing arrangements. Thus, a higher portion of installation work in a given quarter may result in a higher gross margin.
Subcontract Work. Work that is subcontracted to other service providers generally has lower gross margins. An increase in subcontract work in a given period may contribute to a decrease in gross margin. Quanta typically subcontracts approximately 10% — 15% of its work to other service providers.
Materials versus Labor. Margins may be lower on projects on which Quanta furnishes materials as material prices are generally more predictable than labor costs. Consequently, Quanta generally is not able to mark up materials as much as labor costs. In a given period, a higher percentage of work that has a higher materials component may decrease overall gross margin.
Depreciation. Quanta includes depreciation in cost of services. This is common practice in Quanta’s industry, but can make comparability to other companies difficult. This must be taken into consideration when comparing Quanta to other companies.
Insurance. Gross margins could be impacted by fluctuations in insurance accruals related to Quanta’s deductibles in the period in which such adjustments are made. As of June 30, 2006, Quanta had a deductible of $1.0 million per occurrence related to employer’s and general liability insurance and a deductible of $2.0 million per occurrence for automobile liability and workers’ compensation insurance. Quanta also has a non-union employee health care benefit plan that is subject to a deductible of $250,000 per claimant per year.
Again, it is important to understand how various factors impact gross margin. Just because gross margin narrows in a quarter may not mean that Quanta is not managing its cost of services well.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 21
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta’s Growth Strategy – Steady Organic Growth Supplemented by Selected Acquisitions
Quanta is optimistic that demand for its services will continue to grow through the remainder of 2006 after recovering from several years of the most challenging and abnormal operating environments for Quanta and its peers in thirty years. No one could have predicted the severity and depth of the telecommunications industry’s collapse and challenging environment for broadband cable television, leading to the significant reduction in network development and maintenance investment. The electric power industry, to a lesser extent, was impacted as well.
Throughout this period, Quanta transitioned from a company focused on growth to a company focused on managing its business in a tumultuous environment. Quanta has been successful in reducing its cost structure, streamlining operations, and improving its balance sheet. Quanta’s current operating environment is much improved from several years ago but has not completely returned to normal.
In normal market conditions, Quanta enjoyed solid organic revenue growth in excess of 20%. Quanta believes that a sustainable long-term organic revenue growth rate for its business is approximately 10% to 15% in normal operating conditions. This growth will be driven by the need to invest in the expansion and maintenance of the nation’s power grid and continued development and maintenance of telecommunications and broadband cable television networks as technology continues to develop new applications and services, such as FTTx initiatives. It will also be driven by increased network infrastructure installation and maintenance outsourcing trends as well as favorable regulatory developments.
Since its founding, Quanta has augmented its organic growth with strategic acquisitions of top tier companies, enabling it to expand its service offering and geographic reach to better serve its customers. Quanta has not completed an acquisition since early 2002, but with its strong balance sheet and operating conditions improving, Quanta may elect to selectively and opportunistically pursue the acquisition of companies to continue to enhance its service offering and expand its geographic reach.
We would note that Quanta has not purchased start-up companies or turnarounds, instead focusing on companies with an average operating history of 20 to 30 years and with a record of operational excellence and profitability. Quanta has a disciplined acquisition approach that focuses on various financial, geographic, and management criteria including:
•	Solid historical and projected financial performance,

•	Internal rate of return, return on assets, and return on revenue benchmarks,

•	Management experience and reputation,

•	The composition and size of the candidate’s customer base,

•	The candidate’s impact on increasing or maintaining market share,

•	Operational synergies, and

•	Any liabilities, contingent or otherwise.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 22
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Recent Financial Results & Commentary
Quanta’s second quarter 2006 actual were higher than the Company’s previously disclosed 2Q06 financial outlook, with margins and diluted EPS exceeding expectations due to solid growth across almost all of the industries Quanta serves. Quanta is pleased with its financial and operational performance year-to-date and expects operating conditions to remain favorable for the balance of the year. With solid demand for Quanta’s services, Quanta believes the industries it serves will continue to turn to Quanta as they seek to partner with an industry leader to strengthen their delivery systems while managing costs and maximizing efficiency and customer service.
The second quarter of 2006 actual results included the following financial and operational highlights:
•	Second quarter 2006 revenues were $514.0 million versus previous estimates of $500 to $530 million – reflecting 17% internal revenue growth, compared to second quarter of 2005 revenues of $439.3 million.

•	Quanta continues to believe the Company can generate double-digit internal revenue growth for the year in its core business, excluding storm revenues.

•	Second quarter 2006 gross margin increased 330 basis points to 15.6% versus 12.3% in the second quarter of 2005.

•	Operating margins increased 430 basis points to 6.6% in the second quarter of 2006 versus 2.3% in the second quarter of 2005. The increase in operating margins is the result of better gross margins in addition to positive SG&A leverage. SG&A expense in the second quarter of 2006 was 9.0% as a percentage of revenues versus 10.0% in the second quarter of 2005.

•	Diluted earnings per share were $0.14 in the second quarter of 2006 versus the previous second quarter of 2006 diluted earnings per share estimate of between $0.10 and $0.12 and compared to second quarter of 2005 earnings per diluted share of $0.03. Items impacting the quarter include the write-off of deferred financing costs of $3.3 million, a gain of $1.6 million on the early extinguishment of debt and a $1.6 million tax refund had minimal effect on EPS for the second quarter of 2006, as they offset each other.

•	Backlog at June 30, 2006 was $1.335 billion, up from backlog at December 31, 2005 of $1.295 billion and up from $1.200 billion at June 30, 2005.

•	During the second quarter of 2006, Quanta closed an offering for an aggregate principal amount of $143.75 million of 3.75% convertible subordinated notes. The Company used the proceeds of the offering to repurchase through a tender offer approximately $139.2 million out of $172.5 million aggregate principal amount of 4% convertible subordinated notes due 2007. The outstanding $33.3 million of these notes is classified as a current liability on July 1, 2006.

•	Also in the second quarter of 2006, Quanta amended its existing credit facility to lower its interest rate and cost of letters of credit, increase its borrowing capacity to $300 million and gain flexibility under its covenants.
The quarter’s improved financial results were attributable to additional opportunities due to continuing improvement in the financial health of Quanta’s customers, improved pricing, better productivity and cost control as well as improved overall fixed cost absorption as a result of higher revenues. As more utilities and telecom service providers seek to form partnerships and continue to outsource more work, Quanta expects the trend toward negotiated work to continue. Electric power and gas revenues grew 22% in the second quarter of 2006 versus the same period a year ago and telecommunication and cable revenues grew 17.5% in the second quarter of 2006 versus the same quarter in 2005. Quanta’s overall internal revenue growth was 17% in the second quarter of 2006.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 23
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Revenue Breakdown by Type of Customer

	Second Quarter		Full Year
	2005	2006	2004	2005
Electric & Gas Utilities	63%	66%	65%	67%
Telecom & Cable TV	17%	17%	17%	15%
Ancillary	20%	17%	18%	18%
Quanta’s backlog at the end of the second quarter of 2006 was $1.335 billion, up from fourth quarter 2005 backlog of $1.295 billion, and up versus end of second quarter 2005 backlog of $1.200 billion. Backlog is the amount of revenue it expects to realize from work to be performed over the next twelve months on uncompleted contracts, including new contractual agreements on which work has not begun. For the second quarter of 2006, Quanta’s largest customer accounted for approximately 6% of revenues. Quanta’s top 10 customers for the quarter accounted for 34% of revenues and top 20 customers accounted for 50% of revenues. At the end of the second quarter of 2006, Quanta’s employee count was 11,664 versus 11,104 at the end of the fourth quarter of 2005 and versus 11,161 at the end of the second quarter of 2005.
Cash flow from operations in the second quarter of 2006 was $41.9 million. Cash flow from operations of $41.9 million less second quarter 2006 capital expenditures of $15.7 million resulted in free cash flow of $26.2 million in the second quarter of 2006.
Quanta’s days sales outstanding (DSO), which is current accounts receivable plus costs and estimated earnings in excess of billings on uncompleted contracts less billings in excess of costs and estimated earnings on uncompleted contracts divided by the average revenues per day during the period, was 83 days at the end of the second quarter of 2006 versus 85 days at the end of the second quarter of 2005 and versus 86 days at the end of the first quarter of 2006.
The momentum behind the EPAct is growing and its mandated implementation schedule is keeping the federal, state and other organizations focused on its various requirements. It has been a year since the EPAct was signed into law. Since then, various mandates have begun to be implemented and numerous deadlines are rapidly approaching that will impact the future of power delivery. This legislation continues to spur general optimism and investment in infrastructure within the power industry. The following are several developments of interest:
•	The development of a preliminary draft map of potential energy corridors on federal lands in Western states by the federal Departments of Energy, Interior, Agriculture and Defense. The corridors may contain oil, gas and hydrogen pipelines as well as electric transmission facilities. A preliminary map of the corridors was released in June 2006 and is expected to be finalized by August 2007. This development marks important progress toward the goal of establishing reliable energy delivery across the nation. Quanta believes one advantage of the energy corridors will be to streamline planning and citing of new transmission lines while fully accommodating environmental concerns.

•	The repeal of PUHCA (the Public Utility Holding Company Act) is spurring new investment in the utility industry by outside parties, such as private equity investors and hedge funds. Several examples include the recent acquisition of Duquesne Light Holdings by a consortium led by MacQuarie Infrastructure Partners, Warren Buffet’s acquisition of PacifiCorp and Carl Icahn’s joint venture with Panda Energy International. The significance of these new sources of capital becoming available to invest in the utility industry is that utilities are better positioned to invest in their infrastructure through the construction and maintenance of transmission lines and enhancement of existing

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 24
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
distribution delivery systems, ultimately increasing reliability for customers.

•	FERC (the Federal Energy Regulatory Commission) finalized rules intended to increase investment in the grid while promoting electric reliability and decreasing consumer costs. The final rule identifies specific incentives that FERC would allow on a case-by-case basis, including full recovery of prudently incurred construction work in progress, pre-operations costs and costs of abandoned facilities. In a separate action, FERC granted transmission investment incentive rate requests to AEP and Allegheny Energy, relating to proposed transmission projects in the Mid-Atlantic region.
This focus on reliability is not expected to diminish any time soon as demand for electricity continues to increase and power grid congestion gets tighter and tighter. The antiquity of the grid and the significant need for upgrade and new investment has again become apparent due to the impact of very hot weather across the United States in July 2006 that continues to put strain on the nation’s power grid. More than three million Americans found themselves without power for hours, others for days. During the recent heat wave both LaGuardia Airport and the New York subway lost power, leaving many travelers and commuters stranded. In Queens, New York, as many as 100,000 people were affected by a nine-day outage caused by primary and secondary feeder lines that burned up due to strain. On the West Coast, California has called for a Stage 1 Power Emergency, which prepares for the possibility of rolling blackouts.
Many utilities are turning to new methods and technologies to increase productivity and efficiency while maintaining customer service. As a result, Quanta is working closely with its customers to evaluate outsourcing opportunities and to deploy its proprietary energized resources where applicable. Quanta’s energized services continue to be a key competitive advantage for the Company. Utilities often come to Quanta to design a custom solution to a unique challenge with the power infrastructure. In these cases, it is typically too costly for the utility to take an outage or the system is too critical in nature to take out of service. Quanta’s energized services team is focused on working with utilities and outlining a relationship that will allow the required work to be done to the system while minimizing outages.
Quanta’s telecommunications operations continue to see pockets of activity spurred by a variety of factors, including regulatory changes, various FTTx initiatives, merger and acquisition activity and a recovering economy. Quanta’s telecommunications and broadband cable TV operations generated 17.5% internal revenue growth in the second quarter of 2006. After several challenging years, Quanta is seeing a recovery in these markets as customers begin to increase spending to maintain and build out their networks. In addition to solid top line growth, Quanta continues to focus on maintaining margins and profitability.
The improved financial health and overall optimism throughout the telecommunications industry is driven partly by continued demand for high-bandwidth delivery of dynamic interactive services such as video-on-demand and voice over internet protocol (VoIP). In order to meet this ever-growing demand, service providers and network operators must drive fiber deeper into the network. This is a core service and strength for Quanta.
Quanta’s outside plant services made good strides during 2Q06 with a significant portion of its revenues for the telecommunications group coming from FTTx initiatives for Verizon and AT&T, as well as other providers throughout the nation. Verizon recently reported that it added more than 111,000 new FiOS customers in 2Q06, a 47% increase compared to the same period last year. In all, the FiOS FTTP broadband service has been deployed in 16 states, passing a total of 4.5 million homes. Verizon remains on target to pass six million homes by the end of 2006. Most of Quanta’s work for Verizon continues to

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 25
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
be in California, Florida, Oregon, Pennsylvania, Texas and Washington.
AT&T is also continuing to move forward with its project LightSpeed and integrations of new technologies. Last quarter, AT&T launched its new U-Verse service that integrates digital TV, high-speed Internet and voice services. Quanta has expanded its work for AT&T, particularly in the Western states as AT&T’s deployment begins to ramp-up.
These FTTx efforts are being supported by recent legislative developments. Texas recently passed new franchise legislation which set a new milestone for telcos and others entering the video market. Such legislation continues to gain momentum with similar legislation being passed or considered in various states. Both South Carolina and Arizona recently passed franchise legislation. Meanwhile, California’s bill passed the house, as did the bills in Michigan and Louisiana. Franchise bills in New Jersey, Iowa, Missouri, North Carolina and Tennessee are in various stages of the legislative process.
New federal telecommunications legislation is in process and some industry experts call the new bill the “most important piece of legislation the Congress will take up this session.” (Source: The Seattle Times) The legislation went before the Senate Commerce Committee in June and is a rewrite of the oldest existing telecommunications law, the Telecommunications Act of 1934. The franchising element is one piece of the bill, but what is currently getting the most attention is the “Net Neutrality” element of the bill.
Under the Net Neutrality aspect of the bill, telecom companies would be able to split Internet access into premium lanes and segregate access to customers based on content, origin and purpose of the data. Net Neutrality was rejected in a Senate vote in June, but there is potential for it to be reincorporated before the bill becomes law. Even without the Net Neutrality element of the law, telecom companies are rapidly encroaching on the cable market and speeding up their deployment of video services.
Activities in Quanta’s broadband cable operations are beginning to be positively affected by the response of multiple system operators (MSOs) to the FTTx initiatives of the telecommunication companies. In addition, with the resolution of the Adelphia bankruptcy, Quanta is in discussions with both Comcast and Time Warner concerning specific projects they intend to deploy beginning in the fourth quarter of this year. These network enhancement projects will further strengthen the ability for the MSOs to deploy VoIP service as well as more robust bandwidth capabilities for Internet access and video services. Quanta believes it may begin to see a positive impact from these projects on its operations in 4Q06.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 26
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services, Inc.
Historical Financial and Operating Data
(In Thousands, Except Per Share Data — Unaudited)

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06

Revenue	$354,997	$389,194	$463,077	$419,242	$1,626,510	$372,505	$439,287	$523,340	$523,494	$1,858,626	$496,494	$514,048
Cost of Services	328,273	342,853	404,652	369,341	1,445,119	336,413	385,471	443,167	436,827	1,601,878	437,046	433,693

Gross Profit	26,724	46,341	58,425	49,901	181,391	36,092	53,816	80,173	86,667	256,748	59,448	80,355

SG&A	43,542	40,589	44,265	43,141	171,537	42,462	43,874	49,420	52,447	188,203	42,275	46,640

Income (Loss) from Operations	(16,818)	5,752	14,160	6,760	9,854	(6,370)	9,942	30,753	34,220	68,545	17,173	33,715

Interest Expense	(6,366)	(6,228)	(6,379)	(6,094)	(25,067)	(6,018)	(5,904)	(6,041)	(5,986)	(23,949)	(5,884)	(9,794)
Interest Income	443	410	743	955	2,551	1,519	1,696	1,921	2,280	7,416	2,979	3,036
Gain on Early Extinguishment of Debt	—	—	—	—	—	—	—	—	—	—	—	1,598
Other, Net	30	(161)	80	68	17	165	97	62	(89)	235	148	180

Income (Loss) Before Income Tax Provision (Benefit)	(22,711)	(227)	8,604	1,689	(12,645)	(10,704)	5,831	26,695	30,425	52,247	14,416	28,735

Provision (Benefit) for Income Taxes	(11,017)	3,265	4,448	(147)	(3,451)	(5,576)	2,488	13,815	11,963	22,690	6,558	11,075

Net Income (Loss)	(11,694)	(3,492)	4,156	1,836	(9,194)	(5,128)	3,343	12,880	18,462	29,557	7,858	17,660

Earnings (Loss) Per Share:
Basic EPS	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)	$0.03	$0.11	$0.16	$0.26	$0.07	$0.15

Diluted EPS	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)	$0.03	$0.11 (a)	$0.15(a)	$0.25	$0.07	$0.14 (a)

Basic Weighted Average Shares	113,918	114,425	114,683	114,731	114,441	115,229	115,713	115,970	116,099	115,756	116,525	117,152

Diluted Weighted Average Shares	113,918	114,425	115,385	115,752	114,441	115,229	116,341	141,177 (a)	141,482(a)	116,634	117,058	142,014 (a)

Margin Analysis	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Services	92.5%	88.1%	87.4%	88.1%	88.8%	90.3%	87.7%	84.7%	83.4%	86.2%	88.0%	84.4%

Gross Profit	7.5%	11.9%	12.6%	11.9%	11.2%	9.7%	12.3%	15.3%	16.6%	13.8%	12.0%	15.6%

SG&A	12.2%	10.4%	9.5%	10.3%	10.6%	11.4%	10.0%	9.4%	10.0%	10.1%	8.5%	9.0%

Income (Loss) from Operations	-4.7%	1.5%	3.1%	1.6%	0.6%	-1.7%	2.3%	5.9%	6.6%	3.7%	3.5%	6.6%

Income (Loss) Before Income Tax Provision (Benefit)	-6.4%	-0.1%	1.9%	0.4%	-0.8%	-2.9%	1.3%	5.1%	5.8%	2.8%	2.9%	5.6%

Net Income (Loss)	-3.3%	-0.9%	0.9%	0.4%	-0.6%	-1.4%	0.8%	2.5%	3.5%	1.6%	1.6%	3.4%

Selected Cash Flow Data	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06

Net Cash Provided By (Used In) Operating Activities	34,651	4,981	45,826	58,622	144,080	9,964	(129)	(10,870)	83,465	82,430	(9,442)	41,929
Capital Expenditures	11,591	7,901	10,495	8,984	38,971	12,220	16,688	9,971	3,677	42,556	13,951	15,716

Free Cash Flow	23,060	(2,920)	35,331	49,638	105,109	(2,256)	(16,817)	(20,841)	79,788	39,874	(23,393)	26,213

Depreciation & Amortization	14,976	14,791	14,564	16,025	60,356	14,215	14,016	13,934	13,241	55,406	12,680	12,886

Selected Operating Data	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05	4Q05	2005	1Q06	2Q06

Backlog(b)	$1,032	$1,042	$1,070	$1,070	$1,070	$1,163	$1,200	$1,271	$1,295	$1,295	$1,321	$1,335
Top 10 Customers as a Percentage of Revenue in Period	31%	31%	32%	33%	30%	37%	35%	36%	34%	35%	33%	34%
Top 20 Customers as a Percentage of Revenue in Period	43%	45%	46%	48%	45%	53%	48%	49%	49%	48%	47%	50%
Days Sales Outstanding(c)	92	86	85	83	83	90	85	86	80	80	86	83

Revenue By Customer
Electric Power & Natural Gas Network Services	62%	63%	68%	66%	65%	66%	63%	69%	66%	67%	66%	66%
Telecom Network Services & Cable TV & Broadband Network Services	17%	18%	15%	17%	17%	15%	17%	13%	16%	15%	14%	17%
Ancillary Services	21%	19%	17%	17%	18%	19%	20%	18%	18%	18%	20%	17%

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by an additional 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million for an addback of related interest expense, net of tax.

(b)	Backlog represents the amount of revenue Quanta expects to realize from work to be performed over the next 12 months on uncompleted contracts,including new contractual agreements on which work has not yet begun.

(c)	Current accounts receivable plus costs and estimated earnings in excess of billings on uncompleted contracts less billings in excess of costs and estimated earnings on uncompleted contracts divided by the average revenues per day during the period.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 27
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Peer Operation & Valuation Comparison
The specialty contracting industry is highly fragmented and very competitive. Quanta estimates that its annual addressable market is in excess of $30 billion. Quanta believes that the top six specialty contractors (based on revenues) account for less than 15% of this annual market opportunity. Quanta estimates that it commands the largest portion of this estimated 15% share, but that it is less than 5% of the total addressable market. The remaining 85% market share is held by smaller, private specialty contracting companies.
With its diversified service offering and customer base, and national presence, Quanta is unique. Below is a table of Quanta’s peers, indicating the various markets each specialty contractor serves. Also included is a peer valuation analysis of a broader peer group that includes several companies in the construction and engineering sector. While Quanta may not compete directly with some of these companies, they are included because they perform construction and engineering services and are often impacted by similar macro and/or other trends as Quanta. Of this peer group, Dycom Industries, MasTec, InfraSource and Pike Electric are Quanta’s closest public peers. However, both Dycom and MasTec focus more on the telecommunications and broadband cable television industries, and InfraSource and Pike Electric do not have as large a geographic presence as Quanta does.
Specialty Contracting Services Market

	Utility Infrastructure			Commercial & Industrial
	Electric &			Inside		Building
	Gas*	Telecom	Cable TV	Electrical	Mechanical	Services

Quanta Services	X - 66%	X	X	X
InfraSource	X - 86%	X
Pike Electric	X - 100%
MasTec	X - 19%	X	X
Dycom Industries	X - 6%	X	X
IES				X		X
EMCOR				X	X	X

*	Percentage of revenue from most recent quarter
Peer Valuation Comparison
Specialty Contractors/Construction & Engineering

			9/15/2006	EPS*		PE Multiple*
	Symbol	FYE	Price	2006E	2007E	2006E	2007E
Chicago Bridge & Iron	CBI	Dec	$24.49	$1.05	$1.34	23.3X	18.3X
Dycom Industries	DY	July	$21.33	$0.97	$1.17	22.0X	18.2X
EMCOR	EME	Dec	$56.53	$2.15	$2.79	26.3X	20.3X
Fluor	FLR	Dec	$77.91	$3.23	$3.94	24.1X	19.8X
InfraSource	IFS	Dec	$17.00	$0.64	$0.90	26.6X	18.9X
Jacobs Engineering	JEC	Sep	$79.98	$3.16	$3.73	25.3X	21.4X
MasTec	MTZ	Dec	$10.82	$0.73	$1.00	14.8X	10.8X
Pike Electric	PEC	Jun	$15.97	$0.86	$0.99	18.6X	16.1X
Shaw Group	SGR	Aug	$24.70	$1.13	$1.53	21.9X	16.1X
Wireless Facilities	WFII	Dec	$2.34	$0.02	$0.21	NM	11.1X

Peer Group Average						22.5X	17.1X

Closest Peers
Dycom Industries	DY	July	$21.33	$0.97	$1.17	22.0X	18.2X
InfraSource	IFS	Dec	$17.00	$0.64	$0.90	26.6X	18.9X
MasTec	MTZ	Dec	$10.82	$0.73	$1.00	14.8X	10.8X
Pike Electric	PEC	Jun	$15.97	$0.86	$0.99	18.6X	16.1X

Average						20.5X	16.0X

Quanta Services	PWR	Dec	$17.32	$0.53	$0.66	32.7X	26.2X

*	EPS estimates & PE multiples using First Call data; using fiscal year end unless noted

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 28
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Executive Management Bios*

* Biographical information is current as of the publication of this Company Profile.
John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as Quanta’s Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and also serves as Vice President-at-Large of NECA.
James H. Haddox has served as Quanta’s Chief Financial Officer since November 1997 and served as Quanta’s Secretary from December 1997 until March 1999 and as Quanta’s Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.
John R. Wilson has been a member of the Board of Directors since 1998. He has served as Quanta’s President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997 .
Kenneth W. Trawick has served as Quanta’s President of the Telecommunications and Broadband Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as Executive Vice President from January 2000 until May 2001.
James F. O’Neil III has served as Quanta’s Senior Vice President of Operations Integration and Audit since December 2002 and served as Quanta’s Vice President of Operations Integration from August 1999 until December 2002.
Benadetto G. Bosco has served as Quanta’s Senior Vice President of Business Development and Outsourcing since May 2004 and served as Quanta’s Senior Vice President of Outsourcing from April 2003 until April 2004 and as Quanta’s Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.
Tana L. Pool has served as Quanta’s Vice President and General Counsel since January 2006. Ms. Pool served as Senior Counsel with the law firm of Akin Gump Strauss Hauer & Feld LLP from August 2004 until December 2005 and as Counsel with the law firm of King & Spalding LLP from May 2001 until July 2004. Ms. Pool holds a J.D. degree and is a Certified Public Accountant.
Derrick A. Jensen has served as Quanta’s Vice President and Controller since December 1997 and as Quanta’s Chief Accounting Officer since March 1999.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 29
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Darren B. Miller has served as Quanta’s Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.
Nicholas M. Grindstaff has served as Quanta’s Treasurer since October 1999 and served as Quanta’s Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.
In addition to these executives, Quanta is led by operating executives with an average of over 25 years of experience.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 30
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services, Inc. & Subsidiaries
Consolidated Statement of Operations
(In Thousands, Except Per Share Information)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005	2006		2005	2006
Revenues	$439,287	$514,048		$811,792	$1,010,542
Cost of Services (Including Depreciation)	385,471	433,693		721,884	870,739

Gross Profit	53,816	80,355		89,908	139,803

Selling, General & Admin. Expenses	43,874	46,640		86,336	88,915

Income from Operations	9,942	33,715		3,572	50,888

Interest Expense	(5,904)	(9,794)		(11,922)	(15,678)
Interest Income	1,696	3,036		3,215	6,015
Gain on Early Extinguishment of Debt	—	1,598		—	1,598
Other Expense, Net	97	180		262	328

Income (Loss) Before Income Tax Benefit	5,831	28,735		(4,873)	43,151
Benefit for Income Taxes	2,488	11,075		(3,088)	17,633

Net Income (Loss)	$3,343	$17,660		$(1,785)	$25,518

Earnings (Loss) Per Share:

Basic EPS	$0.03	$0.15		$(0.02)	$0.22

Diluted EPS	$0.03	$0.14(a	)	$(0.02)	$0.21(a	)

Basic Weighted Average Shares Outstanding	115,713	117,152		115,472	116,840

Diluted Weighted Average Shares Outstanding	116,341	142,014(a	)	115,472	141,827(a	)

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by an additional 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million and $4.5 million for an addback of related interest expense for the three months and six months ended June 30, 2006, net of tax.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 31
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services, Inc. & Subsidiaries
Consolidated Balance Sheets
(In Thousands)

		(Unaudited)
	December 31,	June 30,
	2005	2006
Assets:

Current Assets:
Cash & Cash Equivalents	$304,267	$309,521
Accounts Receivable, Net	431,584	450,533
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	38,053	45,255
Inventories	25,717	27,526
Prepaid Expenses & Other Current Assets	31,389	29,680

Total Current Assets	831,010	862,515

Property & Equipment, Net	286,606	286,594
Accounts & Notes Receivable, Net	15,229	9,707
Other Assets, Net	33,583	33,788
Goodwill & Other Intangibles, Net	388,357	388,226

Total Assets	$1,554,785	$1,580,830

Liabilities & Stockholders’ Equity

Current Liabilities:
Current Maturities of Long-Term Debt	$2,252	$922
Accounts Payable & Accrued Expenses	241,811	229,270
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	14,008	18,384

Total Current Liabilities	258,071	248,576

Long-Term Debt, Net	7,591	—
Convertible Subordinated Notes	442,500	447,023
Deferred Income Taxes & Other Non-Current Liabilities	142,885	149,912

Total Liabilities	851,047	845,511

Commitments & Contingencies:
Stockholders’ Equity:
Additional Paid-In Capital	1,096,795	1,101,427
Deferred Compensation	(6,448)	—
Accumulated Deficit	(369,122)	(343,604)
Treasury Stock	(17,487)	(22,504)

Total Stockholders’ Equity	703,738	735,319

Total Liabilities & Stockholders’ Equity	$1,554,785	$1,580,830

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 32
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Quanta Services, Inc. & Subsidiaries
Consolidated Statement of Cash Flows
(In Thousands & Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Cash Flows from Operating Activities:
Net Income (Loss) Attributable to Common Stock	$3,343	$17,660	$(1,785)	$25,518
Adjustments to Reconcile Net Income (Loss) Attributable to Common Stock to Net Cash Provided by Operating Activities:
Depreciation & Amortization	14,016	12,886	28,231	25,566
Amortization fo Debt Issuance Costs	914	4,253	1,826	5,167
Loss (Gain) on Sale of Property & Equipment	47	(124)	213	(587)
Gain on Early Extinguishment of Debt	—	(2,088)	—	(2,088)
Provision for Doubtful Accounts	51	757	472	855
Deferred Income Tax Provision (Benefit)	253	(1,877)	(7,760)	26
Non-Cash Stock Based Compensation	890	1,568	2,128	3,017
Tax Benefit from Stock Based Equity Awards	—	(285)	—	(4,643)
Changes in Operating Assets & Liabilities, Net of Non-Cash Transactions:
(Increase) Decrease in -
Accounts Receivable	(33,663)	2,021	(16,747)	(14,282)
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	(6,935)	1,770	(15,798)	(7,202)
Inventories	(759)	614	(4,902)	(1,809)
Prepaid Expenses & Other Current Assets	5,294	1,170	3,883	1,229
Increase (Decrease) in -
Accounts Payable, Accrued Expenses & Other Non-Current Liabilities	16,790	144	21,416	(3,707)
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	835	1,098	891	4,376
Other, Net	(1,205)	2,362	(2,233)	1,051

Net Cash Provided by (Used In) Operating Activities	(129)	41,929	9,835	32,487

Cash Flows from Investing Activities:
Proceeds from the Sale of Property & Equipment	1,844	3,016	2,406	4,622
Additions of Property & Equipment	(16,688)	(15,716)	(28,908)	(29,307)

Net Cash Used in Investing Activities	(14,844)	(12,700)	(26,502)	(24,685)

Cash Flows from Financing Activities:
Payments Under Credit Facility	(8,500)	(4,500)	(18,800)	(7,500)
Borrowings Under Credit Facility	14,000	—	14,000	—
Proceeds from Other Long-Term Debt	—	144,098	127	145,576
Payments on Other Long-Term Debt	(3,793)	(138,856)	(5,020)	(140,386)
Issuances of Stock, Net	—	—	1,530	—
Debt Issuance & Amendment Costs	—	(5,671)	(41)	(5,671)
Tax Benefit from Stock-Based Equity Awards	—	285	—	4,643
Exercise of Stock Options	1	173	48	790

Net Cash Provided By (Used In) Financing Activities	1,708	(4,471)	(8,156)	(2,548)

Net Increase (Decrease) in Cash & Cash Equivalents	(13,265)	24,758	(24,823)	5,254
Cash & Cash Equivalents, Beginning of Period	254,002	284,763	265,560	304,267

Cash & Cash Equivalents, End of Period	$240,737	$309,521	$240,737	$309,521

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 33
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	September 2006
Forward Looking Statements & Risk Factors
This Company Profile also includes statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:
•	Projected operating or financial results;
•	Expectations regarding capital expenditures;
•	The effects of competition in Quanta’s markets;
•	The benefits of the Energy Policy Act of 2005;
•	The current and expected economic conditions in the industries Quanta serves;
•	Quanta’s ability to achieve cost savings; and
•	The effects of any acquisitions and divestitures Quanta may make.
Such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Quanta has based such forward looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Quanta cautions you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by such forward looking statements and that any or all such forward looking statements may turn out to be wrong as they can be affected by inaccurate assumptions and by known or unknown risks and uncertainties including the following:
•	Quarterly variations in Quanta’s operating results;
•	Adverse changes in economic conditions in the markets served by Quanta or by its customers;
•	Quanta’s ability to effectively compete for market share;
•	Estimates and assumptions in determining Quanta’s financial results;
•	Beliefs and assumptions about the collectibility of receivables;
•	The inability of Quanta’s customers to pay for services following bankruptcy or other financial difficulty;
•	The financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured;
•	Liabilities for claims that are not self-insured or for claims that Quanta’s casualty insurance carrier fails to pay;
•	Potential liabilities relating to occupational health and safety matters;
•	Estimates relating to Quanta’s use of percentage-of-completion accounting;
•	Quanta’s dependence on fixed price contracts;
•	Rapid technological and structural changes that could reduce the demand for the services Quanta provides;
•	Quanta’s ability to obtain performance bonds;
•	Cancellation provisions within Quanta’s contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms;
•	Quanta’s ability to effectively integrate the operations of businesses acquired;
•	Retention of key personnel and qualified employees;
•	The impact of Quanta’s unionized workforce on its operations and on its ability to complete future acquisitions;
•	Quanta’s ability to attract skilled labor and the potential shortage of skilled employees;
•	Quanta’s growth outpacing its infrastructure;
•	Risks associated with expanding Quanta’s business in international markets;
•	Potential exposure to environmental liabilities;
•	Requirements relating to governmental regulation;
•	Quanta’s ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002;
•	The cost of borrowing, availability of credit, debt covenant compliance and other factors affecting Quanta’s financing activities;
•	Quanta’s ability to generate internal growth;
•	Quanta’s ability to successfully identify and complete acquisitions;
•	The adverse impact of goodwill impairments;
•	The potential conversion of Quanta’s outstanding 4.5% convertible subordinated notes into cash and/or common stock; and
•	The other risks and uncertainties as are described under “Risk Factors” in our Form 10-K for the fiscal year ending December 31, 2005 and as may be detailed from time to time in our other public filings with the SEC.
All of Quanta’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements or that are otherwise included in this Company Profile. In addition, Quanta does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the publication of this Company Profile.

Quanta Services, Inc.	©2006 Quanta Services, Inc. All rights reserved.	Page 34
NYSE: PWR Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 35 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.